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                                                                    EXHIBIT 23.5

                        [GOLDMAN SACHS & CO. LETTERHEAD]

PERSONAL AND CONFIDENTIAL

                                 April 25, 1999

Board of Directors
GeoCities
4499 Glencoe Avenue
Marina del Rey, CA 90292

Re: Registration Statement on Form S-4 of Yahoo! Inc., filed with the Securities and Exchange Commission on April 26, 1999, relating to Common Stock, par value $0.00017 per share, of Yahoo! Inc. issuable to holders of Common Stock, par value $0.001 per share, of GeoCities in the proposed merger of GeoCities into a subsidiary of Yahoo!

Ladies and Gentlemen:

    Reference is made to our opinion letter dated January 27, 1999 with respect to the fairness from a financial point of view to the holders (other than Yahoo! Inc. ("Yahoo!") or any of its affiliates) of the outstanding shares of Common Stock, par value $0.001 per share, of GeoCities (the "Company") of the Exchange Ratio (as defined therein) pursuant to the Agreement and Plan of Merger, dated as of January 27, 1999, among Yahoo!, Home Page Acquisition Corp., wholly-owned subsidiary of Yahoo!, and the Company.

    The foregoing opinion letter is provided for the information and assistance of the Board of Directors of GeoCities in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement, proxy statement, or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

    In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary -- Opinion of Financial Advisor to GeoCities," "Reasons for the Merger -- GeoCities' Reasons for the Merger," and "Opinion of Goldman, Sachs & Co." and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

    Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement (including any subsequent amendments to the above-mentioned Registration Statement) or any other document, except in accordance with our prior written consent.

                                          Very truly yours,
                                          /s/ GOLDMAN, SACHS & CO.
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                                          (GOLDMAN, SACHS & CO.)